REIMBURSEMENT AGREEMENT
AMONG
THE BANKS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT
and
SOUTH JERSEY INDUSTRIES, INC.
Dated as of March 15, 2012

REIMBURSEMENT AGREEMENT
REIMBURSEMENT AGREEMENT, dated as of March 15, 2012 (this “Agreement”), is among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (“Applicant”), the Banks party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association, as the Issuing Bank and as Administrative Agent.
WITNESSETH:
Whereas, the New Jersey Economic Development Authority (the “Issuer”) has previously issued its Thermal Energy Facilities Revenue Bonds (Marina Energy LLC – 2001 Project) Series A, in the original aggregate principal amount of $20,000,000 (the “Bonds”), pursuant to the Indenture; and
Whereas, the proceeds from the sale of the Bonds were loaned to Marina Energy LLC, a New Jersey limited liability company (“Marina”), a Subsidiary of the Applicant, pursuant to a Loan Agreement, dated as of September 1, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Issuer and Marina, pursuant to which Marina is obligated to repay such loan in installments sufficient to pay the debt service when due on the Bonds; and
Whereas, as the parent company of Marina, Applicant derives a substantial benefit from the loan made to Marina under the Loan Agreement; and
Whereas, as additional security for the Bonds, the Applicant has requested the Issuing Bank to issue for the account of the Applicant in favor of the Trustee its irrevocable transferable direct pay letter of credit in the form of Exhibit A attached hereto (as amended from time to time, the “Letter of Credit”) in an Original Stated Amount of $20,295,891; and
Whereas, the Issuing Bank has been requested by the Applicant to provide the Letter of Credit to substitute and replace the current liquidity facility supporting the bonds provided to the Applicant by Wachovia Bank, National Association and the Issuing Bank has agreed to issue the Letter of Credit and to provide such liquidity facility in the manner and subject to the terms and conditions set forth herein.
Accordingly, the Applicant, the Administrative Agent, the Issuing Bank and the Banks hereby agree as follows:
Article I
Definitions

Section 1.1.    Definitions. As used in this Agreement:
“2001B Bonds” means the Thermal Energy Facilities Federally Taxable Revenue Bonds (Marina

Energy LLC - 2001 Project) Series B in the maximum principal amount of $25,000,000, issued pursuant to the Indenture, as such Indenture has been amended or supplemented from time to time.
“2001B Reimbursement Agreement” means the Reimbursement Agreement dated as of the Closing Date among the Applicant, the Banks party thereto, and JPMorgan Chase Bank, N.A., as the issuing bank and as administrative agent related to the 2001B Bonds.
“2006A Bonds” means the Thermal Energy Facilities Revenue Bonds (Marina Energy LLC Project) Series 2006A in the aggregate principal amount of $16,400,000, issued pursuant to a Trust Indenture dated as of March 1, 2006, as such Indenture has been amended or supplemented from time to time.
“2006A Reimbursement Agreement” means the Reimbursement Agreement dated as of the Closing Date among the Applicant, the Banks party thereto, and JPMorgan Chase Bank, N.A., as the issuing bank and as administrative agent related to the 2006A Bonds.
“ABR Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means an interest rate per annum equal to the product of (x) the LIBO Rate and (y) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent appointed (subject to the acceptance of such appointment) pursuant to Section 7.6 of this Agreement.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Bank” is defined in Section 2.17 hereof.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agreement” means this Reimbursement Agreement.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied, with respect to the Applicant, in a manner consistent with that used in preparing the Applicant’s financial statements referred to in Section 4.1(f).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute of such page) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as applicable.
“Applicable Law” means (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, treaties, rules, regulations, orders, decisions, judgments and decrees of Governmental Authorities and (ii) Governmental Approvals.
“Applicable Margin” means, the rate per annum as set forth in the “Pricing Grid” below, determined by reference to the Debt Ratings.

Pricing Grid
Tier	Debt Ratings	Applicable Margin for ABR Advance	Applicable Margin for Eurodollar Advance
I	At least A/A2	—%	0.88%
II	Less than A/A2; At least A-/A3	—%	1.00%
III	Less than A-/A3; At least BBB+/Baa1	0.13%	1.13%
IV	Less than BBB+/Baa1; At least BBB/Baa2	0.25%	1.25%
V	Less than BBB/Baa2	0.50%	1.50%

“Applicable Percentage” means, at any time, with respect to any Bank, a percentage equal to a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the face amount of the Letter of Credit at such time.

“Applicant” means South Jersey Industries, Inc., a New Jersey corporation, and its successors and assigns.
“Approved Fund” is defined in Section 8.7(b) hereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 8.7), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.
“Authorized Officer” means, with respect to the Applicant and the performance of any act, any of the president, any senior vice president, any vice president, the chief financial officer, the treasurer, and any assistant treasurer, in each case, of the Applicant, and any other person designated to act on behalf of the Applicant in an instrument executed by any such specifically enumerated Person, in each case, acting singly.
“Available Amount” shall have the meaning set forth in the Letter of Credit.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means the financial institutions listed on the signature pages hereof, in each case together with their respective successors and assigns. Unless the context otherwise requires, the term “Banks” includes the Issuing Bank.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Bond Documents” means the Bonds, the Indenture, the Loan Agreement, the Remarketing Agreement, the Official Statement and all amendments and supplements thereto.
“Bond Fiduciary” means each of the Trustee, the Remarketing Agent, the Tender Agent, the Paying Agent, and Bond Registrar.
“Bonds” is defined in the recitals hereto.

“Business Day” means a day of the year, other than (i) a Saturday, Sunday or legal holiday, or a day on which banking institutions in Chicago, Illinois and in any of the cities in which the Principal Offices of the Bank, the Securities Depository, or any Bond Fiduciary are located are required or authorized by law or executive order to remain closed or (ii) a day on which the New York Stock Exchange is closed.
“Cap Interest Rate” shall have the meaning set forth in the Letter of Credit.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of any Person, means the obligations of such Person under Capitalized Leases that would be shown as a liability on the balance sheet of such Person in accordance with Agreement Accounting Principals.
“Change in Control” means the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of less than 20% of the Applicant’s then outstanding common stock either (x) acquires shares of common stock of the Applicant in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Applicant, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Applicant or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Applicant; (ii) 20% or more of the directors of the board of directors of the Applicant fail to consist of Continuing Directors; or (iii) the Applicant shall fail to own, directly or indirectly, 100% of the issued and outstanding capital stock of Marina.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the Business Day agreed to by the Bank and the Applicant on which the Letter of Credit is issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code and sections of the Code include relevant applicable regulations thereunder and any successor provisions to those sections or regulations.
“Commitment” means, with respect to each Bank, the commitment of such Bank to acquire participations in the Letter of Credit, expressed as an amount set forth on such Bank’s signature page hereto or in an Assignment and Assumption, as such commitment may be reduced or increased from time to time in accordance with the terms hereof. The initial aggregate amount of the Banks’ Commitment equals the Original Stated Amount.
“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with Agreement Accounting Principles, after elimination of intercompany items.
“Consolidated Total Capitalization” means the sum of (i) Indebtedness of the Applicant and its Consolidated Subsidiaries, plus (ii) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Applicant and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Applicant and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with Agreement Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1(f), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of such partnership; provided that Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed equal to the stated or determinable amount of the primary obligation of such other Person or, if such amount is not stated or is indeterminable, the maximum reasonably anticipated liability of such Person in respect thereof.
“Contract” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Applicant or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Costs” is defined in Section 8.3 hereof.
“Debt Rating” means the ratings determined by a Rating Agency and shall be based upon the availability of such ratings as follows:
(a)The senior unsecured non-credit enhanced debt ratings of Applicant by each Rating Agency, subject to subsection (A) below.
(b)If one, but not both, of the Rating Agencies has a senior unsecured non-credit enhanced debt rating of Applicant, then the senior unsecured non-credit enhanced debt rating of the Applicant by either Moody’s or S&P, as applicable.
(c)If neither Rating Agency has a senior unsecured non-credit enhanced debt rating of Applicant, then both the issuer rating assigned to the Applicant by Moody’s and the issuer credit rating assigned to the Applicant by S&P, subject to subsection (A) below.
(d)If none of (a), (b), or (c) above are available, then either the issuer rating assigned to the Applicant by Moody’s or the issuer credit rating assigned to the Applicant by S&P, as applicable.
(e)If none of the above are available, then the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas, subject to subsection (B) below.
For purposes of the foregoing: (A) if the Debt Ratings of the Applicant established or deemed to have been established by the two Rating Agencies shall fall within different “Tiers” on the chart set forth above, then (i) in any case where the ratings differential is one tier, the higher rating will apply and (ii) in any case where the ratings differential is two tiers or more, the tier one below the higher of the two will apply; and (B) if the Debt Rating is based upon the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas pursuant to (e) above, the applicable Tier shall be one Tier below such Debt Rating.

Notwithstanding anything herein to the contrary, if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Applicant, the Administrative Agent and the Lenders shall negotiate in good faith to amend the definition of Debt Ratings to reflect such changed rating system or the unavailability of ratings from either or both Rating Agencies, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the Debt Ratings of the Applicant most recently in effect prior to such change or cessation.
“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund its participation in any LC Disbursement or (ii) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i), such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Applicant and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a LC Disbursement under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund its participation in outstanding or prospective LC Disbursements under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Banks, or (d) has become the subject of a Bankruptcy Event.
“Defaulting Bank Collateral Account” is defined in Section 2.16(c) hereof.
“Drawing Document” is defined in Section 8.4 hereof.
“Environmental Law” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, land or air (including indoor air), (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof or (e) occupational health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person which for purposes of Title IV of ERISA is a member of the Applicant’s controlled group, or under common control with the Applicant, within the meaning of

Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (i) the occurrence of a Reportable Event with respect to any Plan; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 404l(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Applicant or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Applicant or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which results in a lien pursuant to Section 303(k) of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan by the PBGC.
“Eurodollar Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate).
“Event of Default” is defined in Section 6.1 hereof.
“Excluded Taxes” means, with respect to any payment made by the Applicant under this Agreement or any Related Document, any of the following Taxes imposed on or with respect to a Recipient:
(a)    income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located;
(b)    any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Applicant is located; and
(c)    in the case of a Non-U.S. Bank (other than an assignee pursuant to a request by the Applicant under Section 2.17), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Bank becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Bank’s failure to comply with Section 9.13(f), except to the extent that such Non-U.S. Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Applicant with respect to such withholding Taxes pursuant to Section 9.13(a).
“Existing Credit Facility” means that certain Four-Year Revolving Credit Agreement, dated as of April 29, 2011, among the Applicant, the lenders referred to therein and Wells Fargo Bank, National Association, as administrative agent (as such agreement has been amended or supplemented from time to time).

“FATCA” means the Foreign Account Tax Compliance Act (Sections 1471 through 1474 of the Code, as of the date of this Agreement) and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Governmental Approval” means any authorization, consent, approval, license (or the like), exemption (or the like) of, registration or filing (or the like) with, or report or notice (or the like) to, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means any chemical or petroleum products, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, lead or lead-based paint, any excessive moisture, mildew, mold or other fungi in quantities or condition that could reasonably be expected to pose a risk to human health, or any other substance or material as so defined in, regulated by or for which standards of care are imposed by any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Indebtedness” means, for any Person, all obligations of such Person which in accordance with Agreement Accounting Principles should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with Agreement Accounting Principles, recorded as capital leases, (v) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (vi) obligations under Hedging Obligations, (vii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (viii) indebtedness of the type referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedges and Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.
“Indemnified Person” is defined in Section 8.3 hereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Applicant under this Agreement and any Related Document and (b) Other Taxes.
“Indenture” means the Trust Indenture, dated as of September 1, 2001, between the Issuer and the Trustee, relating to the Bonds.
“Instruction” is defined in Section 8.3 hereof.
“Interest Election Request” means a request by the Applicant to convert an ABR Advance into a Eurodollar Advance or continue a Eurodollar Advance in accordance with Section 2.3(d).
“Interest Payment Date” means (a) with respect to any ABR Advance, the last Business Day of each calendar quarter and the Termination Date and (b) with respect to any Eurodollar Advance, the last day of the Interest Period applicable to such Eurodollar Advance and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date.
“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Applicant may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no more than three (3) Interest Periods may be in effect at any time. For purposes hereof, the date of a Eurodollar Advance shall be the effective date of the most recent conversion or continuation of such Eurodollar Advance.
“IRS” means the United States Internal Revenue Service.
“ISP” or ‘ISP98” means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).
“Issuer” is defined in the recitals hereto.
“Issuing Bank” means JPMorgan, in its capacity as the issuer of the Letter of Credit, and its successors and assigns in such capacity.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.
“Letter of Credit” is defined in the recitals hereto.
“LIBO Rate” means, as of any date of determination, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, on such date of determination, as the rate for deposits in dollars with a maturity corresponding to the applicable Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in dollars in an amount equal to $5,000,000 and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such date of determination.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease, or other title retention agreement, but excluding the interest of a lessor under any operating lease).
“Loan Agreement” is defined in the recitals hereto.

“Liquidity Advance” is defined in Section 2.3 hereof.
“Liquidity Drawing” means an LC Disbursement resulting from the presentation of a certificate in the form of Annex E to the Letter of Credit.
“LOC Fee Margin” means, the rate per annum as set forth in the “Pricing Grid” below, determined by reference to the Debt Ratings.

Pricing Grid
Tier	Debt Ratings	Applicable Letter of Credit Fee Margin
I	At least A/A2	0.88%
II	Less than A/A2; At least A-/A3	1.00%
III	Less than A-/A3; At least BBB+/Baa1	1.13%
IV	Less than BBB+/Baa1; At least BBB/Baa2	1.25%
V	Less than BBB/Baa2	1.50%

“Marina” is defined in the recitals hereto.
“Material Adverse Change” means (a) a materially adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of (i) the Applicant or (ii) the Applicant and its Subsidiaries, taken as a whole, (b) any material impairment of the ability of the Applicant to perform any of its Obligations under this Agreement or any Related Document, (c) any material impairment of the rights of, or benefits available to, the Administrative Agent, the Issuing Bank or the Banks under this Agreement or any Related Document or (d) any adverse effect, whether or not material, on the legality, validity, binding nature or enforceability of this Agreement, any of the Related Documents or on the Pledged Bonds.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Applicant or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Applicant or an ERISA Affiliate and at least one Person other than the Applicant and its ERISA Affiliates or (ii) was so maintained and in respect of which the Applicant or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Worth” means, with respect to the Applicant at any time, the sum, without duplication, at such time of (a) the Applicant’s stockholders’ equity plus (b) all Preferred Stock of the Applicant (excluding any Preferred Stock which is mandatorily redeemable on or prior to the Stated Expiration Date).
“Non-U.S. Bank” means a Bank that is not a U.S. Person.
“Obligations” means the fees relating to the Letter of Credit, any and all obligations of the Applicant to reimburse the Banks for any LC Disbursements, and all other obligations of the Applicant to the Banks, the Administrative Agent and the Indemnified Persons arising under or in relation to this Agreement.
“Official Statement” means the Official Statement dated September 12, 2001, as supplemented on January 10, 2002 and January 23, 2003, relating to the Bonds.
“Original Stated Amount” is defined in Section 2.1 hereof.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, any Credit Document and any Related Document, or sold or assigned an interest in this Agreement, any Credit Document and any Related Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Related Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17).
“Outstanding” or “Bonds outstanding” shall have the same meaning herein as in the Indenture.
“Participant” is defined in Section 8.6(a) hereof.
“Participant Register” has the meaning assigned to such term in Section 8.6(b) hereof.
“Paying Agent” has the meaning assigned to that term in the Indenture.
“Payment Document” shall have the meaning set forth in the Letter of Credit.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Commodity Hedges” means obligations of the Applicant with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Applicant or any Subsidiary is exposed to in the conduct of its business so long as (i) the management of the Applicant has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Applicant’s risk management policies and (ii) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.
“Permitted Indebtedness” means any of the following:

(1)	Indebtedness under the Existing Credit Facility, the 2001B Reimbursement Agreement, the 2006A Reimbursement Agreement and under this Agreement;
(2)    Indebtedness (other than the type described in clause (3) below) of the Applicant and its Subsidiaries (other than South Jersey Gas) so long as before and immediately after the incurrence of such Indebtedness, the Applicant is in compliance with Section 5.4;
(3)    Indebtedness of the Applicant under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness;
(4)    Indebtedness of South Jersey Gas, under (x) that certain Four-Year Revolving Credit Agreement, dated as of May 5, 2011, among South Jersey Gas, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent on behalf of said lenders (as amended to date, the “SJG Credit Agreement”) and (y) that certain Reimbursement Agreement, dated as of August 28, 2008, as amended, between South Jersey Gas and JPMorgan;

(5)    Indebtedness of South Jersey Gas under the First Mortgage Notes (as defined in the SJG Credit Agreement) existing as of March 15, 2012 and as identified on Schedule IV to the SJG Credit Agreement, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(6)    Indebtedness (other than the type described in clause (7) below) of South Jersey Gas, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(7)    Indebtedness of South Jersey Gas under Hedging Obligations covering a notional amount not to exceed the face amount of such outstanding Indebtedness; and

(8)        Permitted Commodity Hedges.
“Permitted Investments” means collectively, (1) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (2) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (3) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, or (4) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“Permitted Liens” means, with respect to any Person, any of the following:
(1)    Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles are maintained on such Person’s books;
(2)    Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;
(3)    Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedges;
(4)    Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles are maintained on such Person’s books;
(5)    Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;
(6)Liens securing Permitted Indebtedness of the type described in clauses (2) and (3) of the definition of “Permitted Indebtedness,” not in excess of $25,000,000 in the aggregate;
(7)Liens securing Permitted Indebtedness of the type described in clause (4)(y) of the definition of “Permitted Indebtedness”;
(8)Liens securing Permitted Indebtedness of the type described in clause (5) of the definition of “Permitted Indebtedness”;
(9)Liens securing Permitted Indebtedness of the type described in clause (6) of the definition of “Permitted Indebtedness,” not in excess of $20,000,000 in the aggregate;
(10)Purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness; and
(11)the Lien of the Pledge Agreement.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Applicant or any other member of the Controlled Group may have any liability.
“Pledge Agreement” means that certain Pledge Agreement, dated as of March 15, 2012, among the Applicant, the Trustee and the Administrative Agent, in the form of Exhibit D attached hereto, appropriately completed and signed.
“Pledged Bonds” means the Bonds purchased with moneys received under the Letter of Credit in connection with a Redemption Drawing and owned or held by the Applicant or an affiliate of the Applicant or by the Trustee and pledged to the Administrative Agent pursuant to the Pledge Agreement..
“Potential Default” means an event or condition which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Preferred Stock” means, with respect to any Person, equity interests issued by such Person that are entitled to a preference or priority over any other equity interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
“Prime Rate” means for any day the greater of:
(i)the rate of interest announced by JPMorgan from time to time as its prime commercial rate for U.S. dollar loans, or equivalent, as in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or

(ii)    the sum of (x) the rate determined by JPMorgan to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to JPMorgan at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by JPMorgan for the sale to JPMorgan at face value of Federal funds in an amount equal or comparable to the principal amount owed to JPMorgan for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).
“Principal Office” means (a) in the case of the Trustee, the principal corporate trust office of the Trustee at which at any particular time its corporate trust business shall be administered; (b) in the case of the Remarketing Agent, the office thereof designated in writing to the Trustee, the Issuing Bank and the Applicant, (c) in the case of any Bond Fiduciary other than the Trustee or the Remarketing Agent, the office thereof designated in writing to the Trustee and the Issuing Bank, and (d) in the case of the Issuing Bank, its office at which LC Disbursements are to be made.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Public Reports” means in the case of the Applicant, its (i) annual report on Form 10-K for the year ended December 31, 2011 and (ii) any current report on Form 8-K filed with the Securities and Exchange Commission on or prior to the second Business Day prior to the Closing Date.
“Rating Agency” means S&P and/or Moody’s.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Bank (and, in the case of a Bank that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes) and (c) the Issuing Bank.
“Redemption Drawing” means a drawing under the Letter of Credit resulting from the presentation of a certificate in the form of Annex D to the Letter of Credit.
“Register” is defined in Section 8.7 hereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Documents” means the Letter of Credit, the Pledge Agreement, the Supplement to Official Statement, the Bond Documents and any other agreement or instrument relating thereto.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remarketing Agent” means a remarketing agent appointed pursuant to Section 1201 of the Indenture and the Remarketing Agreement, together with its successors and assigns pursuant thereto.
“Remarketing Agreement” means the Remarketing Agreement dated as of September 1, 2001, between the Remarketing Agent and Marina Energy LLC, and any successor agreement thereto entered into by Marina Energy LLC and a successor Remarketing Agent.
“Replaced Bank” shall have the meaning set forth in Section 2.17.
“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Banks” means, at any time, Banks having Commitments representing more than 50% of the aggregate Commitments of all Banks at such time.
“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw‑Hill Companies, Inc., or any successor thereto.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Depository” means The Depository Trust Company or any successor thereto.
“Securitization Transaction” means any sale, assignment or other transfer by the Applicant or a Subsidiary thereof of accounts receivable or other payment obligations owing to the Applicant or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Applicant or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.
“Significant Subsidiary” means, with respect to the Applicant, a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Applicant as determined annually on the date of filing by the Applicant with the SEC of its annual report on Form 10-K based on the financial statements of the Applicant as of the end of the immediately preceding fiscal year included therein.
“Single Employer Plan” means a Plan maintained by the Applicant or any member of the Controlled Group for employees of the Applicant or any member of the Controlled Group.

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“South Jersey Gas” means South Jersey Gas Company, a New Jersey corporation.
“Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which the Issuing Bank issued the Letter of Credit. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP.
“Stated Expiration Date” shall have the meaning set forth in the Letter of Credit.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Liquidity Advances (to the extent bearing interest at the Alternate Base Rate pursuant to clause (c) of the definition thereof) shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, of any Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, business trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Substantial Portion” means, at any time with respect to the Property of any Person, Property which represents more than 10% of the consolidated assets of such Person and its Subsidiaries as shown in the consolidated financial statements of such Person and its Subsidiaries as at the last day of the preceding fiscal year of such Person.
“Supplement to Official Statement” means the Supplement to Official Statement dated March 8, 2012, relating to the Bonds, and any amendment or supplement thereto.

“Supported Rate” means the Weekly Rate.
“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any other agreement pursuant to which a Person obtains the use or possession of property and which creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest or penalties or, additions to tax imposed with respect thereto. “Tax” has a meaning correlative thereto.

“Tender Agent” has the meaning assigned to that term in the Indenture.
“Termination Date” shall have the meaning set forth in the Letter of Credit.
“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“Trustee” means TD Bank, National Association, as successor to Commerce Bank, National Association, as trustee under the Indenture, and any successor trustee thereunder.
“Unsupported Rate” means any rate of interest applicable to the Bonds other than a Supported Rate.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 8.15(f)(ii)(4)(y).

“Voting Stock” means, with respect to any Person, voting stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Withholding Agent” means the Applicant and the Administrative Agent.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any capitalized terms used herein which are not specifically defined herein shall have the same meanings herein as in the Indenture. All references in this Agreement to times of day shall be references to Chicago, Illinois time unless otherwise expressly provided herein. Any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). Unless otherwise inconsistent with the terms of this Agreement, all accounting terms shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. References to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated, replaced or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, supplements or modifications set forth herein).
Section 1.2.    Other Defined Terms. The following capitalized terms used in this Agreement have the meanings given such terms in the Indenture as of the date of this Agreement and are incorporated herein by reference:
Bond Registrar
Conversion Date
Paying Agent
Tender Agent
Weekly Rate

Article II
Letter of Credit

Section 2.1.    Issuance of Letter of Credit. Upon the terms, subject to the conditions and relying upon the representations and warranties set forth in this Agreement or incorporated herein by reference, the Issuing Bank agrees to issue the Letter of Credit for the account of the Applicant. The Letter of Credit shall be in the original stated amount of U.S. $20,295,891 (the “Original Stated Amount”), which is the sum of (i) the principal amount of Bonds outstanding on the Closing Date, plus (ii) interest thereon at the Cap Interest Rate for a period of 45 days.
Section 2.2.    Letter of Credit Drawings; Participations.
(a)    The Trustee is authorized to make drawings under the Letter of Credit in accordance with the terms thereof. The Applicant hereby directs the Issuing Bank to make payments under the

Letter of Credit in the manner therein provided. The Applicant hereby irrevocably approves reductions and reinstatements of the Available Amount as provided in the Letter of Credit.
(b)    By the issuance of the Letter of Credit and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under the Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Bank’s Applicable Percentage of (x) each Liquidity Drawing constituting a Liquidity Advance, (y) each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicant on the date due as provided in Sections 2.3 or 2.4 hereof and (z) any reimbursement payment required to be refunded to the Applicant for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default or Potential Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
Section 2.3.    Reimbursement of Certain Liquidity Drawings Under the Letter of Credit; Liquidity Advances; Prepayment.If the conditions precedent contained in Section 3.2 hereof are satisfied at the time of payment by the Issuing Bank of a Liquidity Drawing, such Liquidity Drawing made under the Letter of Credit shall constitute an advance (“Liquidity Advance”) to the Applicant. The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds on the earliest of (i) the date on which any Pledged Bonds are redeemed or cancelled pursuant to the Indenture, (ii) the date on which any Pledged Bonds are remarketed pursuant to the Indenture, (iii) the date on which the Letter of Credit is replaced by a substitute letter of credit pursuant to the terms of the Indenture and the Loan Agreement, (iv) the regularly scheduled interest payment date for the Bonds next succeeding the date on which such Liquidity Advance was made, (v) the date on which any Event of Default occurs hereunder, and (vi) the Termination Date. The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the principal component of the purchase price of the Bonds and the corresponding Pledged Bonds on the earliest of (i) the date on which any Pledged Bonds are redeemed or cancelled pursuant to the Indenture, (ii) the date on which any Pledged Bonds are remarketed pursuant to the Indenture, (iii) the date on which the Letter of Credit is replaced by a substitute letter of credit pursuant to the terms of the Indenture and the Loan Agreement, (iv) the date on which any Event of Default occurs hereunder, and (v) the Termination Date.
(a)    Each Liquidity Advance shall bear interest in accordance with and at a rate per annum as provided in clause (c) below. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.
(b)    The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank on each Interest Payment Date in arrears, interest on the unpaid principal amount of each Liquidity Advance and the corresponding Pledged Bonds (subject to the provisions of the Indenture), from the date such Liquidity Advance is made until it is paid in full as provided herein, at a rate per annum equal to the sum of (w) the Applicable Margin for ABR Advances and (x) the Alternate Base Rate, or, if the Applicant so elects in accordance with paragraph (d) of this Section, the sum of (y) the Adjusted LIBO Rate, payable in arrears on the Interest Payment Dates, subject to Section 2.9 hereof and (z) the Applicable Margin for Eurodollar Advances; provided that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment. Any Liquidity Advance and the corresponding Pledged Bonds (subject to the provisions of the Indenture) not paid when due shall bear interest at the rate per annum specified in Section 2.10 hereof, as and to the extent applicable.
(c)    Each Liquidity Advance initially shall be an ABR Advance. Thereafter, the Applicant may, subject to Sections 2.10 and 2.15 hereof, elect to convert such Liquidity Advance into a Eurodollar Advance. To request a conversion of an ABR Advance into a Eurodollar Advance, the Applicant shall notify the Administrative Agent of such request by telecopy not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant. Each such Interest Election Request shall specify the following information:
(i)    the date of such conversion, which shall be a Business Day; and
(ii)    the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
Thereafter, the Applicant may elect to convert such Eurodollar Advance into an ABR Advance or, subject to Sections 2.10 and 2.15 hereof, continue such Eurodollar Advance and may elect Interest Periods therefor, all as provided in this Section 2.3(d). To make such an election, the Applicant shall notify the Administrative Agent of such election by telecopy by the time specified in this Section 2.3(d) above. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant. Each written Interest Election Request shall specify the following information:

(i)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(ii)    whether the resulting Liquidity Advance is to be an ABR Advance or a Eurodollar Advance; and
(iii)    if the resulting Liquidity Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If no Interest Period is specified in any Interest Election Request, then the Applicant shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request in accordance with this Section 2.3(d), the Administrative Agent shall advise each Bank of the details thereof. Notwithstanding any other provision of this Agreement, the Applicant shall not be entitled to request any Interest Period that would end after the Termination Date. If the Applicant fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Liquidity Advance is repaid as provided herein, at the end of such Interest Period such Liquidity Advance shall be converted to an ABR Advance.

(d)    Any Liquidity Advance and the corresponding Pledged Bonds created pursuant to paragraph (a) above may be prepaid in whole or in part at any time on any Business Day, subject to prior notice in accordance with the provisions of this Section 2.3(e), without premium or penalty; provided that the Applicant shall be obligated to pay (i) the accrued interest payable pursuant to Section 2.3 in accordance with Section 2.8 and (ii) the break funding payments pursuant to Section 9.1(c), if any. Upon any such prepayment, the Pledged Bonds so prepaid shall cease to be Pledged Bonds and the Applicant will so notify the Trustee. Upon the resale of Pledged Bonds acquired with the proceeds of one or more Liquidity Drawings, the Applicant shall prepay or cause the Trustee on behalf of the Applicant to prepay the then outstanding Liquidity Advances resulting from such Liquidity Drawings (in the order in which they were made) by paying to the Administrative Agent or to the Issuing Bank an amount equal to the sum of (i) the portion of the purchase price corresponding to the aggregate principal amount of the Pledged Bonds being resold or to be resold plus (ii) the portion of the purchase price corresponding to the aggregate amount of accrued and unpaid interest on such Pledged Bonds which was paid by such Liquidity Drawings and accrued interest thereon. Such payments shall be applied in reimbursement of such Liquidity Drawings (as prepayment of Liquidity Advances resulting from such Liquidity Drawings in the manner described above), and the Applicant irrevocably authorizes the Issuing Bank to reinstate the Letter of Credit in accordance therewith. The Applicant shall notify the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Advance, not later than 11:00 a.m., New York City time, on the date of prepayment; provided, however that in the case of a prepayment of Liquidity Advances from proceeds of resale of the related Pledged Bonds, the Applicant or its designee shall deliver notice to the Administrative Agent, not later than 12:30 p.m. (New York City time) on the date of such proposed prepayment, which notice may be given by telephone (promptly verified in writing). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Liquidity Advance or portion thereof to be prepaid.
(e)    Upon the Administrative Agent’s receipt of any payment or prepayment of any Liquidity Advance, the amount of such Liquidity Advance shall be reduced by the amount of such payment or prepayment.
Section 2.4.    Reimbursement of LC Disbursements Other Than Liquidity Drawings Creating Liquidity Advances Under the Letter of Credit. The Applicant agrees to reimburse the Issuing Bank by making a payment to the Administrative Agent for the account of the Issuing Bank for the full amount of any LC Disbursement that does not constitute a Liquidity Advance pursuant to Section 2.3(a) prior to or immediately upon making by the Issuing Bank of each such LC Disbursement at the times set forth in the Letter of Credit on the date of each such LC Disbursement; provided that any moneys received from the Applicant in connection with any LC Disbursement shall be applied solely for the purpose of reimbursement of the related LC Disbursement. If the Applicant does not reimburse such LC Disbursement in full on the date such LC Disbursement is made by the times provided for herein and such LC Disbursement does not constitute a Liquidity Advance pursuant to Section 2.3(a), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicant reimburses such LC Disbursement, at the Alternate Base Rate plus the rate per annum specified in Section 2.10 hereof. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.
Section 2.5.    Reimbursement by the Banks; Sharing of Set-off; Payments by Banks and Administrative Agent.
(a)    If a Liquidity Drawing shall constitute a Liquidity Advance or if the Applicant fails to make payments due and payable pursuant to Sections 2.3 or 2.4 when due, the Administrative Agent shall immediately notify each Bank of the applicable LC Disbursement, the amount of such Liquidity Advance and/or the payment then due from the Applicant in respect thereof and such Bank’s Applicable Percentage thereof. Following receipt of such notice, each Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicant by no later than 3:00 p.m. on the same day, if such notice has been received by such Bank prior to 1:00 p.m., and by no later than 10:00 a.m. on the following Business Day, if such notice has been received by such Bank after 1:00 p.m., by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Applicant pursuant to Sections 2.3 or 2.4, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not relieve the Applicant of its obligation to reimburse such LC Disbursement.
(b)    If any Bank shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its participations in LC

Disbursements resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the participations in LC Disbursements of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Applicant pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its participations in LC Disbursements to any assignee or participant, other than to the Applicant or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Applicant consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Applicant rights of set-off and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Applicant in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Applicant prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Applicant will not make such payment, the Administrative Agent may assume that the Applicant has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Applicant has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Prime Rate.
(d)    If any Bank shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations hereunder until all such unsatisfied obligations are fully paid.
Section 2.6.    Fees. The Applicant hereby agrees to pay, or cause to be paid, to the Administrative Agent for its own account and for the account of each Bank, as applicable:
(a)    quarterly in arrears on the last Business Day of each calendar quarter (commencing on the last Business Day of the calendar quarter in which the Letter of Credit is issued) and on the date on which the Commitments terminate, a non-refundable participation fee for the account of each Bank which shall equal on any date the product of (i) the LOC Fee Margin on such date and (ii) the Original Stated Amount multiplied by such Bank’s Applicable Percentage on such date;

(b)    on the date of any extension of the Letter of Credit or any amendment to this Reimbursement Agreement or the issuance of any waiver or consent hereunder or under any of the Related Documents, for the account of the Issuing Bank, an amendment fee, if any, in an amount mutually agreed upon between the Issuing Bank and the Applicant;
(c)    on the date of any LC Disbursement, for the account of the Issuing Bank, a drawing fee in an amount equal to $250 per draw or such other amount mutually agreed upon between the Applicant and the Issuing Bank; and
(d)    on the date of any transfer of the Letter of Credit, for the account of the Issuing Bank, a transfer fee, if any, in an amount equal to $3,500 or such other amount mutually agreed upon between the Applicant and the Issuing Bank.
Section 2.7.    Payments; Etc. All payments to be made by the Applicant under this Agreement for the account of the Issuing Bank relative to reimbursement of an LC Disbursement shall be made at the Chicago office of the Issuing Bank not later than 2:30 p.m. on the date payments are required to be made pursuant to Section 2.4, and all other payments to be made by the Applicant under this Agreement shall be made at the Chicago office of the Administrative Agent not later than 2:00 p.m. on the date when due and in either case shall be made in lawful money of the United States of America in freely transferable and immediately available funds. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
Section 2.8.    Computation of Interest and Fees. The ABR Advances shall bear interest at the Alternate Base Rate in accordance with Section 2.3(c). The Eurodollar Advances shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Liquidity Advance in accordance with Section 2.3(c). All computations of interest and fees payable by the Applicant under this Agreement shall be made on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate (including the components thereof) or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.9.    Payment Due on Non-Business Day to Be Made on Next Business Day. If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.
Section 2.10.    Rates Applicable After an Event of Default; Late Payments.
Section 2.11.    Source of Funds. All payments made by the Issuing Bank pursuant to the Letter of Credit shall be made from funds of the Issuing Bank, and not from the funds of any other Person.

Section 2.12.    Extension of Stated Expiration Date. At any time there shall remain no less than ninety (90) days to the then current Stated Expiration Date of the Letter of Credit, the Applicant may request the Banks, through the Administrative Agent, to extend the then current Stated Expiration Date for a period of one year. If each of the Banks, in its sole discretion, elects to extend the Stated Expiration Date then in effect, they shall advise the Administrative Agent of such election, and the Administrative Agent shall, within thirty (30) days of receipt of such extension request, advise the Applicant and the Issuing Bank who will deliver to the Trustee a Notice of Extension Amendment in the form of Annex K to the Letter of Credit (herein referred to as a “Notice of Extension”) designating the date to which the Stated Expiration Date is being extended, it being understood and agreed that the failure of the Administrative Agent to notify the Issuing Bank of any decision within such 30-day period shall be deemed to be a rejection of such request and the Issuing Bank shall not incur any liability or responsibility whatsoever by reason of the Administrative Agent’s failure to notify such parties within such 30-day period. The Administrative Agent’s consent to any such extension of the stated expiration date shall be conditioned upon the preparation, execution and delivery of documentation in form and substance satisfactory to the Administrative Agent, the Banks, and each of their respective counsel. Such extension of the Stated Expiration Date shall be effective, after receipt of such notice, on the Business Day following the date of delivery of such Notice of Extension Amendment, and thereafter all references in this Agreement to the Stated Expiration Date shall be deemed to be references to the date designated as such in the most recent Notice of Extension Amendment delivered to the Trustee. Any date to which the Stated Expiration Date has been extended in accordance with this Section 2.12 may be extended in like manner.
Section 2.13.    Amendments upon Extension. Upon any extension of the Stated Expiration Date pursuant to Section 2.12 of this Agreement, each of the Banks and the Applicant each reserves the right to renegotiate any provision hereof.
Section 2.14.    Electronic Transmissions. Each of the Issuing Bank and the Administrative Agent is authorized to accept and process any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Letter of Credit which are sent to the Issuing Bank or the Administrative Agent, as applicable, by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Each of the Issuing Bank and the Administrative Agent may, but shall not be obligated to, require authentication of such electronic transmission or that the Issuing Bank or the Administrative Agent, as applicable, receives original documents prior to acting on such electronic transmission.
Section 2.15.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Advance:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Banks that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their participations included in such Liquidity Advance for such Interest Period; or
(c)    the Administrative Agent has received notice from any Bank that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Bank or any office or Affiliate of the Bank to perform its obligations hereunder to fund or maintain Eurodollar Advances hereunder;
then the Administrative Agent shall give notice thereof to the Applicant and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Applicant and the Banks that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Liquidity Advance to, or continuation of any Liquidity Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Advance shall be converted into an ABR Advance on the last day of the then current Interest Period applicable thereto or, if required by applicable law, immediately upon such demand.

Section 2.16.    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    the Applicant shall not be required to pay any participation fees to such Defaulting Bank pursuant to Section 2.6 with respect to such Defaulting Bank’s Commitment; provided that if such Defaulting Bank’s Commitment is not cash collateralized pursuant to Section 2.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, the participation fee payable under Section 2.6 with respect to such Defaulting Bank’s Commitment shall be payable to the Issuing Bank until such Commitment is cash collateralized pursuant to Section 2.16(c). For the avoidance of doubt, it is being understood that, the interest payable by the Applicant pursuant to Section 2.3 or Section 2.4 on LC Disbursements and Liquidity Advances shall continue to be payable to the applicable Banks, including the Defaulting Bank, to the extent the Defaulting Bank has funded its share of any such LC Disbursement or Liquidity Advance and would be entitled to such interest had it not become a Defaulting Bank;
(b)    the Commitment of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.9), other than any waiver, amendment or modification requiring the consent of all Banks or of each affected Bank;
(c)    the Applicant shall, within one Business Day following written notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this Section 2.16, deposit in an account established by the Applicant with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks (the “Defaulting Bank Collateral Account”), an amount in cash which is, to the extent allowed by law, free and clear of all rights and claims of third parties equal to such Defaulting Bank’s Commitment for so long as such Commitment is outstanding; provided that (i) if at any time the Administrative Agent determines that the amount on deposit in the Defaulting Bank Collateral Account shall be less than such Defaulting Bank’s Commitment, the Administrative Agent may make demand on the Applicant to pay, and the Applicant will, within one Business Day after written notice from the Administrative Agent making such demand, pay to the Administrative Agent an amount equal to such deficiency, which funds shall be deposited in the Defaulting Bank Collateral Account, (ii) the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Defaulting Bank Collateral Account, (iii) other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest and, subject to the provisions of this clause (c), interest or profits, if any, on such investments shall accumulate in such account, (iv) amounts held in the Defaulting Bank Collateral Account will be paid to the Issuing Bank from time to time as necessary to pay amounts owing to the Issuing Bank by the Defaulting Bank pursuant to Sections 2.2 and 2.5 hereof, (v) if the Applicant is required to provide an amount of cash collateral under this clause (c), such amount (to the extent not applied as aforesaid) shall be returned to the Applicant within three Business Days after a Defaulting Bank has been determined in accordance with the terms of this Section 2.16 to no longer be a Defaulting Bank or such Defaulting Bank has been replaced in accordance with Section 2.17 and (vi) amounts in such Defaulting Bank Collateral Account shall be repaid to the Applicant to the extent not required as collateral from time to time pursuant to the provisions of this clause (c);
(d)    to the extent the Administrative Agent receives any payments or other amounts for the account of a Defaulting Bank, such Defaulting Bank shall be deemed to have requested that the Administrative Agent use such payment or other amount to fulfill such Defaulting Bank’s previously unsatisfied obligations to fund a Liquidity Advance or any other unfunded payment obligation of such Defaulting Bank under Sections 2.2, 2.5 or 8.3(b) hereof; and
(e)    for the avoidance of doubt, the Applicant shall retain and reserve its other rights and remedies respecting each Defaulting Bank.
In the event that the Administrative Agent, the Applicant and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then this Section 2.16 shall no longer apply in respect of such rehabilitated Defaulting Bank.
Section 2.17.    Replacement of Bank. If (x) the Applicant is required pursuant to Section 8.1 to make any additional payment to any Bank or if any Bank’s obligation to continue, or to convert Liquidity Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.15 (any Bank so affected an “Affected Bank”), (y) any Bank becomes a Defaulting Bank or (z) the Bank does not consent to the addition or substitution of the Applicant with an Approved Applicant (any such Bank, a “Replaced Bank”), the Applicant may elect to replace the Commitment and participations in the Letter of Credit of such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, provided that no Event of Default or Potential Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Applicant and the Administrative Agent shall agree, as of such date, to purchase for cash (to the extent of the principal amount of such Affected Bank’s, Defaulting Bank’s or Replaced Bank’s, as applicable, Liquidity Advances and accrued interest and fees and other reimbursable amounts then due and payable) and otherwise assume the Commitment and participation in the Letter of Credit of, and other Obligations then due to, such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, pursuant to an Assignment and Assumption and to become a Bank for all purposes under this Agreement and to assume all obligations of such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, to be replaced as of such date and to comply with the requirements of Section 8.7 applicable to assignments, (ii) the Applicant shall pay to such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, by the Applicant hereunder to and including the date of replacement, including without limitation payments due to such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, under Section 8.1 and (B) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 8.1 had the Eurodollar Advances of such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, been prepaid on such date rather than sold to the replacement Bank, in each case to the extent not paid by the purchasing Bank, and (iii) concurrently with the effectiveness of such replacement, such Affected Bank, Defaulting Bank or Replaced Bank, as applicable, shall be released with respect to its Commitment, such Commitment shall be terminated, and Liquidity Advances assigned by such Affected Bank or Defaulting Bank, as applicable, and shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement which survive payment of the Obligations and termination of the Agreement.

Article III
Conditions Precedent

Section 3.1.    Conditions Precedent to Issuance of Letter of Credit. As conditions precedent to the obligation of the Issuing Bank to issue the Letter of Credit:
(a)     the Applicant shall provide to the Administrative Agent and the Banks on the Closing Date, in form and substance satisfactory to the Administrative Agent and its counsel, Sidley Austin LLP (hereinafter, “Agent’s Counsel”):
(i)    a written opinion or opinions of counsel to the Applicant dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;
(ii)    the written opinion of Wolff & Samson, bond counsel, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;
(iii)    the written opinion of counsel to the Trustee, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;
(iv)    a certificate signed by a duly authorized officer of the Applicant, dated the Closing Date and stating that:
(a)    the representations and warranties contained in Article IV of this Agreement are true and correct on and as of the Closing Date as though made on such date; and
(b)    no Event of Default or Potential Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or the execution, delivery or performance of this Agreement or any Related Document to which the Applicant is a party;
(v)    evidence of the due authorization, execution and delivery by the parties thereto of this Agreement and the Pledge Agreement;
(vi)    certified copies of the articles of incorporation and by-laws of the Applicant;
(vii)    a good standing certificate of the Applicant certified by the Treasurer of the State of New Jersey;
(viii)    a copy of resolutions of the Board of Directors of the Applicant and all other necessary corporate approvals, if any, certified as of the Closing Date by the Secretary or Assistant Secretary of the Applicant, authorizing, among other things, the execution, delivery and performance by the Applicant of this Agreement and the Pledge Agreement, and the issuance of the Letter of Credit;
(ix)    true and correct copies of all Governmental Approvals and other third party approvals, if any, necessary for the Applicant to execute, deliver and perform this Agreement and the Pledge Agreement and to authorize the Applicant to obtain the issuance of the Letter of Credit;
(x)    evidence that the Applicant has received all consents and other approvals from creditors, if any, necessary for the Applicant to execute, deliver and perform the Related Documents to which it is a party and to authorize the Applicant to obtain the issuance of the Letter of Credit and that all such approvals are in full force and effect;
(xi)    a certificate of the Secretary or Assistant Secretary of the Applicant certifying the names and true signatures of the officers of the Applicant authorized to sign this Agreement and the Pledge Agreement;
(xii)    executed copies of this Agreement and each of the Related Documents (other than the Letter of Credit and the Bonds) and such other documents, certificates and opinions as the Administrative Agent or Agent’s Counsel may reasonably request;

(xiii)    evidence in form and substance satisfactory to the Administrative Agent that all filings, recordings, registrations and other actions, including the filing of financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest created hereby and by the Indenture;
(xv)    no law, regulation, ruling or other action of the United States or the State of New York or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent any Bank from fulfilling its obligations under this Agreement or the Letter of Credit;
(xvi)    all legal requirements provided herein incident to the execution, delivery and performance of the Reimbursement Agreement, the Letter of Credit and the Pledge Agreement and the transactions contemplated thereby, shall be reasonably satisfactory to the Administrative Agent and Agent’s Counsel; and
(xvii)    the Administrative Agent shall have received all fees due and payable to itself, the Banks and the Issuing Bank by the Applicant pursuant to Section 2.6 and all other amounts due and payable on or prior to the Closing Date including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Applicant hereunder.
Section 3.2.    Conditions Precedent to Liquidity Advances. Following any LC Disbursement constituting a Liquidity Drawing, a Liquidity Advance shall be made available to the Applicant only if on the date of payment of such Liquidity Drawing by the Issuing Bank the following statements shall be true and correct:
(a)    the representations and warranties of the Applicant contained in Article IV of this Agreement (other than the representations and warranties contained in the last sentence of clause (f) of Article IV) are true and correct in all material respects (except for such representations and warranties which are already subject to a materiality or Material Adverse Change qualifier, which representations and warranties shall be true and correct in all respects) on and as of the date of such payment as though made on and as of such date; and
(b)    no event has occurred and is continuing, or would result from such payment, which constitutes a Potential Default or Event of Default.
Unless the Applicant shall have previously advised the Administrative Agent in writing that one or both of the above statements is no longer true, the Applicant shall be deemed to have represented and warranted on the date of such payment that both of the above statements are true and correct.

Article IV
Representations and Warranties

Section 4.1.    Representations and Warranties. In order to induce the Banks to enter into this Agreement, the Applicant represents and warrants to the Administrative Agent and each Bank as follows:
(a)    Each of the Applicant and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not result in a Material Adverse Change. Each of the Applicant and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
(b)    The execution, delivery and performance by the Applicant and, where applicable, each Subsidiary of this Agreement and each Related Document to which it is a party are within the Applicant’s or Subsidiary’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Applicant’s or Subsidiary’s certificate of incorporation (or other applicable formation document or operating agreement), (ii) any law, rule or regulation applicable to the Applicant or such Subsidiary or (iii) any contractual or legal restriction binding on or affecting the Applicant or such Subsidiary, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Applicant or its Subsidiaries, except as provided in this Agreement.
(c)    No Governmental Approval is required for the execution or delivery by the Applicant or its Subsidiaries of this Agreement or any Related Document to which it is a party or for the performance by the Applicant or its Subsidiaries of its obligations under this Agreement or any Related Document, other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Applicant, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.
(d)    This Agreement and each Related Document to which the Applicant or any Subsidiary is a party is a legal, valid and binding obligation of the Applicant or Subsidiary party thereto, enforceable against the Applicant or applicable Subsidiary in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.
(e)    Except as disclosed in the Public Reports, there is no pending or, to the Applicant’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Applicant or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Change.
(f)    The audited consolidated balance sheet of the Applicant and its consolidated

Subsidiaries, as at December 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Applicant and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Bank, fairly present in all material respects the financial condition of the Applicant and its consolidated Subsidiaries as at such date and the results of the operations of the Applicant and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with Agreement Accounting Principles consistently applied. Since December 31, 2011, there has been no Material Adverse Change, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.
(g)    The issuance of, and the existence of, the Letter of Credit and the use of the proceeds thereof will comply with all provisions of applicable law and regulation in all material respects.
(h)    Neither the Applicant nor any Subsidiary of the Applicant is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(i)    No proceeds from the issuance of the Bonds or from any proceeds of the Letter of Credit will be used directly or indirectly in connection with the acquisition of in excess of five percent (5%) of any class of equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(j)    Neither the Applicant nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any drawing on the Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.
(k)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to result in a Material Adverse Change. Since the actuarial valuation date specified in the most recent Schedule B (Actuarial Information) to the annual report of Plans maintained by the Applicant (Form 5500 Series), if any, (i) there has been no Material Adverse Change in the funding status of the Plans referred to therein and (ii) no “prohibited transaction” has occurred with respect thereto. Neither the Applicant nor any of its respective ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan. With respect to each Plan, the Applicant and all ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code. Neither the Applicant nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.
(l)    Except as set forth in the Public Reports, the Applicant and its Subsidiaries are in compliance with all Environmental Laws, other than those the non‑compliance with which would not result in a Material Adverse Change (taking into consideration all fines, penalties and sanctions that may be imposed because of such non‑compliance) or on the ability of the Applicant to perform its obligations under this Agreement or any Related Document to which the Applicant is a party. Except as set forth in the Public Reports, neither the Applicant nor any of its respective Subsidiaries has received from any Governmental Authority any notice or demand of any material violation of Environmental Laws or relating to Hazardous Materials.
(m)    The Applicant and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that the Applicant or any such Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.
(n)    No event has occurred or is continuing which constitutes a Potential Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Applicant or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Applicant or any of its respective properties may be bound or which would require the Applicant or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore, where such default could reasonably be expected to result in a Material Adverse Change.
(o)    As of the Closing Date, the Applicant and each of its Subsidiaries will be Solvent.
(p)    The capitalization of the Applicant and each Significant Subsidiary of the Applicant consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto. All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Public Reports, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Applicant or any Subsidiary of the Applicant or are otherwise exercisable by any Person.
(q)    The Applicant and each Subsidiary of the Applicant has good and marketable title to all assets and other property purported to be owned by it.
(r)    None of the properties or assets of the Applicant is subject to any Lien, except Permitted Liens.
(s)    All written information, reports and other papers and data produced by or on behalf of the Applicant and furnished to the Administrative Agent and the Banks were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Administrative Agent or the Banks by the Applicant in connection with the negotiation, preparation or execution of this Agreement or any Related Document (including, without limitation, the Supplement to Official Statement (and any supplement or “sticker” thereto, when read together with the statement that it supplements or amends)) contains or will contain any untrue statement of a fact material to the creditworthiness of the Applicant or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.
(t)    The performance of this Agreement and the transactions contemplated herein will not affect the status of the interest on the Bonds as exempt from Federal income tax.
(u)    All Bonds are the legal, valid and binding obligations of the Issuer, and are not in default.
(v)    The representations and warranties set forth in the Reimbursement Agreement and the Pledge Agreement are true and correct as of any date made thereunder.
(w)    The Applicant is not listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to sanction under an OFAC implemented regulation.
(x)    The pledge of the Bonds pursuant to the Pledge Agreement has been or will, upon execution of the Pledge Agreement, be duly created and perfected, with the priority contemplated by the Pledge Agreement
(y)    The representations and warranties made by Marina as set forth in the Loan Agreement, all of which are incorporated in this Agreement by this reference with the same effect as though set forth in full herein, are true and correct as of the date of this Agreement and as of the Date of Issuance of the Letter of Credit.
All representations and warranties made under this Agreement (other than the representations and warranties contained in the last sentence of clause (f) of Article IV which shall only be applicable on the date hereof and on the Closing Date and shall not be applicable to any extension of the Stated Expiration Date, reinstatement of any portion of the Letter of Credit or making of any LC Disbursement) shall be made and shall be true at and as of (a) the date hereof, (b) the Closing Date, (c) each extension of the Stated Expiration Date pursuant to the terms of Section 2.12, (d) the date on which any portion of the Letter of Credit is re-instated in accordance with the terms thereunder and (e) the time of each LC Disbursement, except that any representation and warranty specifically referring to the date hereof or any other specified date shall, when deemed made at a later time pursuant to this Article IV, be required to be true only as of the date hereof or such other specified date, as the case may be.

All representations and warranties made by the Applicant in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the

Banks, (ii) survive the issuance of the Letter of Credit regardless of any investigation made by, or on behalf of, any Bank, and (iii) continue in full force and effect as long as the Letter of Credit shall remain outstanding or any amounts drawn under the Letter of Credit or any Obligations remain outstanding under this Agreement.

Article V
Covenants
At all times while this Agreement shall be in effect, and until the Obligations are paid in full and the Letter of Credit shall have been terminated or expired, unless the Required Banks shall otherwise consent in writing:

Section 5.1.    Affirmative Covenants. Until the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Applicant will, and will cause each of its Subsidiaries, unless the Required Banks shall otherwise consent in writing, to:
(a)    Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to result in, a Material Adverse Change.
(b)    Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Change.
(c)    Ownership. Cause the Applicant to own, at all times, 100% of the Capital Stock having voting rights of Marina and South Jersey Gas.
(d)    Compliance with Material Contractual Obligations, Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Change, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Environmental Laws.
(e)    Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.
(f)    Visitation Rights; Keeping of Books. At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Applicant and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Applicant and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Applicant in accordance with Agreement Accounting Principles, consistent with the procedures applied in the preparation of the financial statements referred to in Section 4.1(f) hereof, and, to the extent permitted under the terms of the Indenture and reasonably requested by the Administrative Agent, inspect, and provide access to information received by the Applicant with respect to any inspection of, the books and records of the Remarketing Agent relating to the remarketing of the Bonds, the Tender Agent and the Trustee.
(g)    Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Applicant or such Subsidiary than it would obtain in a comparable arm’s‑length transaction with a Person not an Affiliate.
(h)    Use of Proceeds. Use the proceeds of the facility created by this Agreement solely for the following purposes: the issuance of the Letter of Credit to support the payment of principal, and interest on the principal amount, or purchase price, of the Bonds.
(i)    Related Documents. Perform and comply in all material respects with each of the provisions of each Related Document to which it is a party.
(j)    Risk Management. Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Applicant, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.
(k)    OFAC Compliance. Comply with any obligations that it may have under the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), all laws and executive orders administered by OFAC and all regulations promulgated and executive orders having the force of law issued pursuant thereto, as amended or supplemented from time to time (collectively, “AML and Anti-Terrorist Acts”). In the event that the Applicant becomes aware that it is not in compliance with any applicable AML and Anti-Terrorist Acts, the Applicant shall notify the Administrative Agent and diligently take all actions required thereunder to become compliant.
(l)    Further Assurances. At the expense of the Applicant, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Banks through the Administrative Agent may reasonably request, to enable the Banks and the Administrative Agent to enforce the terms and provisions of this Agreement and the Related Documents and to exercise their rights and remedies hereunder. In addition, the Applicant will use all reasonable efforts to duly obtain Governmental Approvals required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect, except where such failure would not result in a Material Adverse Change.
(m)    Redemption or Defeasance of Bonds. Use its best efforts to cause the Trustee, upon redemption or defeasance of all of the Bonds pursuant to the Indenture, to surrender the Letter of Credit to the Issuing Bank for cancellation.
(n)    Registration of Bonds. Cause all Bonds which it acquires, or which it has had acquired for its account, to be registered forthwith in accordance with the Indenture in the name of the Applicant or its nominee (the name of any such nominee to be disclosed to the Trustee and the Administrative Agent).
Section 5.2.    Negative Covenants. Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Applicant will not, and will not cause or permit any of its Subsidiaries, without the written consent of the Required Banks, to:
(a)    Liens, Etc. Except as permitted in Section 5.2(c), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.
(b)    Indebtedness. Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.
(c)    Obligation to Ratably Secure. Except as permitted by Section 5.2(a), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Applicant shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent and Required Banks, equally and ratably secured the Obligations of the Applicant under this Agreement by a Lien acceptable to the Administrative Agent and Required Banks, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Banks.
(d)    Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Applicant may merge or consolidate with or into, any other Subsidiary of the Applicant and (ii) any Subsidiary of the Applicant may merge or consolidate with and into the Applicant; provided, that the Applicant is the surviving corporation;

provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default would exist.
(e)    Sale of Assets, Etc. Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the consolidated assets of the Applicant and its consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.
(f)    Restricted Investments. Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.
(g)    New Business. Permit the Applicant or any of its Subsidiaries to enter into any business which is not substantially similar to that existing on the Closing Date.
(h)    Distributions. Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of the Required Banks; provided, that (i) any Subsidiary of the Applicant may pay regularly scheduled dividends or make other distributions to the Applicant; or (ii) if no Potential Default or Event of Default exists or would result therefrom, the Applicant may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock.
(i)    Compliance with ERISA. (i) Fail to satisfy the “minimum funding standard” (as defined in Section 412(a) of the Code), unless such failure exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Applicant has no control over such failure, (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan of the Applicant or such ERISA Affiliate so as to result in any material liability of the Applicant or ERISA Affiliate to the PBGC or such Plan, or (iii) permit to exist any occurrence of any ERISA Event, or any other event or condition, which presents a material risk of a termination by the PBGC of any Plan of the Applicant or such ERISA Affiliate and such a material liability of the Applicant or ERISA Affiliate to the PBGC or such Plan.
(j)    Constituent Documents, Etc. Change in any material respect the nature of its certificate of incorporation, by-laws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or Agreement Accounting Principles).
(k)    Fiscal Year. Change its fiscal year.
(l)    Certain Amendments. Amend or modify, or enter into or consent to any amendment or modification of, any Related Document in any manner adverse to the interests of the Administrative Agent, the Issuing Bank or any Bank and, with respect to the Indenture and the Loan

Agreement, except in compliance with Section 1301, 1302, 1303, 1304, 1305 or 1307 of the Indenture, as applicable; provided, however, that an amendment or modification of any Related Document that assigns or otherwise transfers the Applicant’s rights or obligations thereunder to any other Person shall require the prior written consent of the Administrative Agent, the Banks and the Issuing Bank.
(m)    No Action on Bonds. Cause, or consent to, or instruct any other Person to cause or consent to, (i) any redemption or defeasance of all or any portion of the Bonds pursuant to the Indenture (other than optional redemption of the Bonds as set forth below and mandatory redemption of the bonds upon the occurrence of either (1) a written notice that the interest on the Bonds will no longer be excluded from gross income for Federal income tax purposes, or (2) upon the completion of the Project and the transfer of funds from the Project Fund to the Bond Fund (each as defined in the Indenture) pursuant to the Loan Agreement, in an amount equal to the excess proceeds transferred; or, (ii) any termination of the Letter of Credit or (iii) any conversion to an Unsupported Rate; provided that the Applicant may cause, instruct and direct the Issuer to cause, instruct and direct the Trustee, and the Issuer may cause, instruct and direct the Trustee, to, and the Trustee may, conditionally call all of the Bonds for optional redemption on any date on which the Bonds can be optionally redeemed pursuant to the provisions under the heading “Optional Redemption” set forth in the form of Bond attached as Exhibit C to the Indenture, pursuant to such notices and instructions in form and substance reasonably acceptable to the Issuing Bank.
(n)    Certain Tax Matters. Invest, or cause the investment of, the proceeds of any Bonds in any way that would violate the Code or cause such Bonds to be “arbitrage bonds” or knowingly take any action or omit to take any action if such action or omission would adversely affect the exclusion of interest on such Bonds from the gross income of the holders thereof for federal income tax purposes.
(o)    Official Statement, Remarketing Memorandum or Other Offering Document.. Include in any offering document for the Bonds any information concerning the Issuing Bank that is not supplied in writing, or otherwise approved, by the Issuing Bank expressly for inclusion therein.
(p)    Purchase of Bonds. Purchase, or permit any of its Affiliates to purchase, any Bonds (or any beneficial interest therein) other than with the proceeds of a drawing under the Letter of Credit, except to the extent permitted by the Indenture and the Remarketing Agreement.
Section 5.3.    Reporting Requirements. So long as any Bank shall have any Commitment hereunder or the Applicant shall have any obligation to pay any amount to the Administrative Agent or any Bank hereunder, the Applicant will, unless the Required Banks shall otherwise consent in writing, provide to the Administrative Agent:
(a)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Applicant, a consolidated and consolidating balance sheet of the Applicant and its consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the

Applicant and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Applicant as fairly presenting in all material respects the financial condition of the Applicant and its consolidated Subsidiaries as at such date and the results of operations of the Applicant and its consolidated Subsidiaries for the periods ended on such date, except for normal year end adjustments, all in accordance with Agreement Accounting Principles consistently applied (for purposes hereof delivery of the Applicant’s appropriately completed Form 10‑Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit B, of the chief financial officer or the treasurer of the Applicant (A) demonstrating and certifying compliance by the Applicant with the covenants set forth in Section 5.4 and (B) stating that no Event of Default or Potential Default has occurred and is continuing or, if an Event of Default or Potential Default has occurred and is continuing, a statement as to the nature thereof and the action which the Applicant has taken and proposes to take with respect thereto;
(b)    as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Applicant, a copy of the annual report for such year for the Applicant and its consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Administrative Agent (for purposes hereof, delivery of the Applicant’s appropriately completed Form 10‑K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit B, of the chief financial officer or the treasurer of the Applicant (A) demonstrating and certifying compliance by the Applicant with the covenants set forth in Section 5.4 and (B) stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Applicant has taken and proposes to take with respect thereto;
(c)    as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Potential Default known to the Applicant, a statement of the chief financial officer of the Applicant setting forth details of such Event of Default or Potential Default and the action which the Applicant has taken and proposes to take with respect thereto;
(d)    as soon as possible and in any event within five (5) days after receipt thereof by the Applicant or any of its ERISA Affiliates from the PBGC copies of each notice received by the Applicant or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Applicant or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;
(e)    as soon as possible and in any event within five (5) days after receipt thereof by the Applicant or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Applicant or such ERISA Affiliate concerning the imposition of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA in respect of which the Applicant or such ERISA Affiliate is reasonably expected to be liable;

(f)    as soon as possible and in any event within five (5) days after the Applicant becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.1(e) or (B) for which the Administrative Agent or the Banks will be entitled to indemnity under Section 8.3;
(g)    as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Applicant sends to any of its security holders, and copies of all reports and registration statements which the Applicant or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
(h)    as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Applicant or any Subsidiary thereof as any Bank through the Administrative Agent may from time to time reasonably request;
(i)    from time to time and promptly upon each request, information with respect to the Applicant as a Bank may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001);
(j)    as soon as possible and in any event within fifteen (15) days after the occurrence of each ERISA Event or the failure to satisfy the “minimum funding standard” (as defined in Section 412(a) of the Code), a statement of the chief financial officer of the Applicant setting forth details of such ERISA Event or such failure and the action which the Applicant has taken and proposes to take with respect thereto;
(k)    promptly and in any event within two Business Days after receipt thereof, copies of each material written notice received by the Applicant from the Trustee, the Paying Agent, the Remarketing Agent or the Tender Agent pursuant to any of the Related Documents;
(l)    promptly and in any event within two Business Days after the Trustee, the Remarketing Agent, the Tender Agent or the Paying Agent resigns under the Indenture, notice of such resignation; and
(m)    promptly and in any event within two Business Days after knowledge thereof, notice of any change in the ratings of the Bonds received from S&P or Moody’s.
Information required to be delivered pursuant to this Section 5.3 shall be deemed to have been delivered if such information shall have been posted by the Applicant on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Applicant shall have notified the Administrative Agent of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Administrative Agent or any Bank, the Applicant shall deliver a paper copy of such information to the Administrative Agent or such Bank. Information required to be delivered pursuant to this Section 5.3 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent

Section 5.4.    Financial Covenants. So long as any Bank shall have any Commitment hereunder or the Applicant shall have any obligation to pay any amount to the Administrative Agent or any Bank hereunder, the Applicant will, unless the Required Banks shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness to Consolidated Total Capitalization of the Applicant and its Consolidated Subsidiaries of not more than 0.65 to 1.0.
Article VI
Defaults

Section 6.1.    Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
(a)    The Applicant shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or
(b)    Any representation or warranty made by or on behalf of the Applicant or any Subsidiary in this Agreement or any Related Document or by or on behalf of the Applicant or any Subsidiary (or any of their officers) in connection with this Agreement or any Related Document shall prove to have been incorrect in any material respect when made or deemed made; or
(c)    The Applicant shall fail to perform or observe any term, covenant or agreement contained in Section 5.1(a), (c), (e), (g), (h), (i) or (j), Section 5.2(a), (b), (c), (d), (e), (f), (g), (h), or (l), Section 5.3 or Section 5.4, or (ii) the Applicant shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 6.1) or in any Related Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Applicant by the Administrative Agent or any Bank; or
(d)    The Applicant or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(e)    The Applicant or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Applicant or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Applicant or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Applicant or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgments or orders for the payment of money in excess of $25,000,000 (in the aggregate) shall be rendered against the Applicant or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    The obligations of the Applicant or any Subsidiary under this Agreement or any Related Document shall become unenforceable, or the Applicant or any Subsidiary, or any court or governmental or regulatory body having jurisdiction over the Applicant or any Subsidiary, shall so assert in writing or the Applicant or any Subsidiary shall contest in any manner the validity or enforceability thereof; or
(h)    The occurrence of a Termination Event; or
(i)    Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Banks and the Administrative Agent; or
(j)    An “Event of Default” or “Default” under the SJG Credit Agreement or the Existing Credit Facility shall occur; or
(k)    The Pledge Agreement after delivery under Article III hereof shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by the Pledge Agreement and subject to the exceptions permitted thereunder) in any of the collateral purported to be covered thereby, provided that the failure or cessation relating to any non-material portion of such collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Applicant becomes aware thereof; or
(l)    A Change in Control shall occur; or
(m)    Any “Event of Default” under (and as defined in) the Indenture or any Related Document shall have occurred and be continuing; or
(n)    Receipt of notice that any of the Bonds has become subject to a mandatory redemption or special mandatory redemption pursuant to the terms of the Indenture.
Section 6.2.    Remedies. Upon the occurrence of any Event of Default, the Administrative Agent may, and at the request of the Required Banks shall, exercise any one or more of the following rights and remedies in addition to any other remedies herein or by law provided:
(a)    by written notice to the Applicant require that the Applicant immediately prepay to the Administrative Agent for the account of the Banks in immediately available funds an amount equal to the Available Amount (such amounts to be held by the Administrative Agent for the benefit of the Banks as collateral security for the Obligations), provided, however, that in the case of an Event of Default described in Section 6.1(e), such prepayment Obligations shall automatically become immediately due and payable without any notice (unless the coming due of such Obligations is waived by the Required Banks in writing);
(b)    by notice to the Applicant, declare all Obligations to be, and such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicant, provided that upon the occurrence of an Event of Default under Section 6.1(e) hereof such acceleration shall automatically occur (unless such automatic acceleration is waived by the Required Banks in writing);
(c)    pursue any rights and remedies it may have under the Related Documents;
(d)    pursue any other action available at law or in equity; or
(e)    give notice of the occurrence of an Event of Default to the Trustee, directing the Trustee to effect an acceleration of the Bonds pursuant to Section 902 of the Indenture, thereby causing the Letter of Credit to expire 15 days thereafter.
Section 6.3.    Remedies Cumulative. All remedies contained in this Agreement and any Related Document or by law afforded, including any remedies as subrogee, shall be cumulative and all shall be available to the Issuing Bank until the Obligations have been paid in full.

Article VII
The Administrative Agent

Section 7.1.    The Agency. Each of the Banks and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment subject to the terms hereof.
Section 7.2.    The Administrative Agent Individually. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Applicant or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder.
Section 7.3.    Limitation of Liability. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 8.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Applicant or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 8.9),) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Applicant or a Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Related Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Related Document, (iv) the validity, enforceability, effectiveness or genuineness of any Related Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Related Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.4.    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Applicant), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.5.    Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 7.6.    Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Banks and the Applicant. Upon any such resignation, the Required Banks shall have the right, in consultation with the Applicant, to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Applicant to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Applicant and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Sections 8.3, 8.5 and 8.15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 7.7.    Non-Reliance on Administrative Agent. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or related agreement or any document furnished hereunder.

Section 7.8.    Enforcement. The Banks are not partners or co-venturers, and no Bank shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Bank. The Administrative Agent shall have the exclusive right on behalf of the Banks to enforce the payment of the principal of and interest on any Liquidity Advance after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Article VIII
Miscellaneous

Section 8.1.    No Deductions; Increased Costs; Break Funding Payments.
(a)    Except as otherwise required by law, each payment by the Applicant to the Administrative Agent or any Bank under this Agreement or any other Related Document shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by any jurisdiction having control of such recipient) imposed by or within the jurisdiction in which the Applicant is domiciled, any jurisdiction from which the Applicant makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Applicant shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Administrative Agent, the Issuing Bank or such Bank would have received had such withholding not been made. If the Administrative Agent, the Issuing Bank or any Bank pays any amount in respect of any such taxes, penalties or interest, the Applicant shall reimburse the Administrative Agent, the Issuing Bank or such Bank, as applicable, for that payment on demand in the currency in which such payment was made. If the Applicant pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Administrative Agent on or before the thirtieth day after payment.
(b)    (i)     If any Change in Law shall:
(1)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(2)    impose on any Bank or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Advances or ABR Advances made by such Bank or the Letter of Credit or participation therein; or

(3)    subject any Recipient to any Taxes (other than (1) Indemnified Taxes and (2) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making or maintaining any Liquidity Advance (or of maintaining its obligation to make any such Liquidity Advance) or to increase the cost to such Bank, the Issuing Bank or such other Recipient of participating in, issuing or maintaining the Letter of Credit or to reduce the amount of any sum received or receivable by such Bank, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Applicant will pay to such Bank, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(ii)    If any Bank or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in the Letter of Credit held by, such Bank, or the Letter of Credit issued by the Issuing Bank, to a level below that which such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Applicant will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company for any such reduction suffered.
(iii)    A certificate of a Bank or the Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this subsection (b) shall be delivered to the Applicant and shall be conclusive absent manifest error. The Applicant shall pay such Bank or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)    Failure or delay on the part of any Bank or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or the Issuing Bank’s right to demand such compensation; provided, that the Applicant shall not be required to compensate a Bank or the Issuing Bank pursuant to this subsection (b) for any increased costs or reductions incurred more than 90 days prior to the date that such Bank or the Issuing Bank, as the case may be, notifies the Applicant of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
If any payment of principal of any Eurodollar Advance is made by the Applicant to or for the account of a Bank other than on the last day of the Interest Period applicable thereto, as a result of a payment or a conversion pursuant to Sections 2.3(d), 2.3(e) or 2.15, as a result of an Event of Default or for any other reason, or by an assignee or the Applicant to a Bank other than on the last day of the Interest Period for such Eurodollar Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.6 as a result of a demand by the Applicant pursuant to Section 9.6(b), the Applicant shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Advance.
Section 8.2.    Right of Setoff; Other Collateral
(a)    Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time and from time to time without notice to the Applicant (any such notice being expressly waived by the Applicant), and to the fullest extent permitted by law, to setoff, to exercise any banker’s lien or any right of attachment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by such Bank to or for the account of the Applicant (irrespective of the currency in which such accounts, monies or indebtedness may be denominated and such Bank is authorized to convert such accounts, monies and indebtedness into United States dollars) against any and all of the Obligations of the Applicant, whether or not such Bank shall have made any demand for any amount owing to such Bank by the Applicant.
(b)    The rights of the Banks under this Section 8.2 are in addition to, in augmentation of, and, except as specifically provided in this Section 8.2, do not derogate from or impair, other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.
Section 8.3.    Indemnity; Expenses.
(a)    The Applicant shall indemnify and hold harmless the Administrative Agent, the Issuing Bank, each Bank, their respective affiliates and correspondents and each of their respective directors, officers, employees, advisors and agents (each such party, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) the Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing

Document at any time(s) held by any Indemnified Person in connection with the Letter of Credit; (iii) any action or proceeding arising out of or in connection with the Letter of Credit, this Agreement or any Related Document (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under the Letter of Credit, or for the wrongful dishonor of or honoring a presentation under the Letter of Credit; (iv) any independent undertakings issued by the beneficiary of the Letter of Credit; (v) any unauthorized communication or instruction (whether oral, telephonic, written, telegraphic, facsimile or electronic) (each an “Instruction”) (x) received pursuant to the express terms of the Letter of Credit or (y) any other Instruction regarding the Letter of Credit or error in computer transmission that the Indemnified Party reasonably believed to be authorized; (vi) an adviser, confirmer or other nominated person that was not authorized by the Issuing Bank seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of proceeds of the Letter of Credit; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement against the Applicant of this Agreement or any rights or remedies under or in connection with this Agreement, a Related Document or the Letter of Credit; (x) the Issuing Bank honoring any presentation upon or during the continuance of any Event of Default or for which the Applicant is unable or unwilling to make any payment to the Administrative Agent, the Issuing Bank or any Bank as required under this Agreement or any Related Document; (xi) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; or (xii) the use of proceeds of any LC Disbursement, in each case, including that resulting from the Administrative Agent’s, the Issuing Bank’s or such Indemnified Person’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law. This Section 8.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    To the extent that the Applicant fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) of this Section 8.3, each Bank severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
(c)    The Applicant shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Bank (which, in the case of the Banks (other than JPMorgan) shall be limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction and additional counsel if, in the opinion of any Bank, representation by all Banks by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Credit Document, including its rights under this Section, or in connection with the Liquidity Advances made hereunder or the Letter of Credit, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Liquidity Advances or the Letter of Credit.
Section 8.4.    Obligations Absolute. The obligations of the Applicant under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of this Agreement or any Related Document, or any term or provision herein or therein; (ii) payment against presentation of any draft, demand or claim for payment under the Letter of Credit or other document presented for purposes of drawing under the Letter of Credit (a “Drawing Document”) that does not comply in whole or in part with the terms of the Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of the Letter of Credit; (iii) the Administrative Agent or any Bank or any of their respective branches or affiliates being the beneficiary of the Letter of Credit; (iv) the Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under the Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that the Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Administrative Agent, any Bank or any other Person; (vi) the Issuing Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not the Applicant shall have reimbursed the Issuing Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Applicant’s obligations hereunder (whether against the Administrative Agent, any Bank, the beneficiary or any other Person); provided, however, that subject to Section 8.5 hereof, the foregoing shall not exculpate the Issuing Bank from such liability to the Applicant as may be finally judicially determined in an independent action or proceeding brought by the Applicant against the Issuing Bank following payment of the Applicant’s obligations under this Agreement.
Section 8.5.    Liability of the Issuing Bank.
(a)    The liability of the Issuing Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement, any Related Document or the Letter of Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by the Applicant that are caused directly by Issuing Bank’s gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction, in (i) honoring a presentation that does not at least substantially comply with the Letter of Credit, (ii) failing to honor a presentation that strictly complies with the Letter of Credit or (iii) retaining Drawing Documents presented under the Letter of Credit. In no event shall the Issuing Bank be deemed to have failed to act with due diligence or reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Applicant’s aggregate remedies against the Issuing Bank (or any other Indemnified Person) for wrongfully honoring a presentation under the Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Applicant to the Issuing Bank in respect of an honored presentation under the Letter of Credit, plus interest. Notwithstanding anything to the contrary herein, the Issuing Bank and the other Indemnified Persons shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether the Issuing Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. The Applicant shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction. Any claim by the Applicant for damages under or in connection with this Agreement, any Related Document or the Letter of Credit shall be reduced by an amount equal to the sum of (i) the amount saved by the Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had the Applicant mitigated damages.
(b)     [Reserved].
(c)    Without limiting any other provision of this Agreement, the Issuing Bank and each other Indemnified Person (if applicable), shall not be responsible to the Applicant for, and the Issuing Bank’s rights and remedies against the Applicant and the Applicant’s obligation to reimburse the Issuing Bank shall not be impaired by: (i) honor of a presentation under the Letter of Credit which on its face substantially complies with the terms of the Letter of Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under the Letter of Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under the Letter of Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in the Letter of Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and the Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice; (xiii) dishonor of any presentation upon or during any Event of Default or for which the Applicant is unable or unwilling to reimburse or indemnify the Issuing Bank (provided that the Applicant acknowledges that if the Issuing Bank shall later be required to honor the presentation, the Applicant shall be liable therefore in accordance with Article II hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice. For purposes of this Section 8.5(c), “Good Faith” means honesty in fact in the conduct of the transaction concerned.
(d)    The Applicant shall notify the Administrative Agent and the Issuing Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of the Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within five (5) Business Days of the Applicant’s receipt of a copy of the Letter of Credit or amendment and (ii) any objection the Applicant may have to the Issuing Bank’s honor or dishonor of any presentation under the Letter of Credit or any other action or inaction taken or proposed to be taken by the Issuing Bank under or in connection with this Agreement or the Letter of Credit, within five (5) Business Days after the Applicant receives notice of the objectionable action or inaction. The failure to so notify the Issuing Bank within said times shall discharge the Issuing Bank from any loss or liability that the Issuing Bank could have avoided or mitigated had it received such notice, to the extent that the Issuing Bank could be held liable for damages hereunder; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicant to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicant to the extent permitted by applicable law) suffered by the Applicant that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof; provided, further, that, if the Applicant shall not provide such notice to the Issuing Bank within three (3) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), the Issuing Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Issuing Bank.
Section 8.6.    Participants.
(a)    Any Bank may, without the consent of the Applicant, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the LC Disbursements owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Applicant, the Administrative Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.9(i) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Applicant agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 9.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2 as though it were a Bank, provided such Participant agrees to be subject to Section 2.5(b) as though it were a Bank.
(b)    A Participant shall not be entitled to receive any greater payment under Section 8.1 or 8.15 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicant’s prior written consent. A Participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of Section 8.15 unless the Applicant is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Applicant, to comply with Section 8.15 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Applicant, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 8.7.    Assignment and Assumption.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank), except that (i) the Applicant may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank (and any attempted assignment or transfer by the Applicant without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this

Agreement (including all or a portion of its Commitment and participations in the Letter of Credit at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(1)    the Applicant (provided that the Applicant shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Applicant shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(2)    the Administrative Agent; and
(3)    the Issuing Bank.
(i)    Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Applicant and the Administrative Agent otherwise consent, provided that no such consent of the Applicant shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of its Commitment;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Bank or the assignee Bank or shared between such Banks;
(D)the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Applicant and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Applicant described in Section 108(e)(4) of the Code.
For the purposes of this Section 8.7(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
(ii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, except its obligations under Section 8.20 and 8.21 (and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.1, 8.3 and 8.15 as to any event occurring prior to such assignment). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 8.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section 8.7.
(iii)    The Administrative Agent, acting for this purpose as an agent of the Applicant, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Applicant, the Administrative Agent, the Issuing Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Applicant, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(iv)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2(b), 2.5 or 9.3(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(a)    Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
Section 8.8.    Survival of this Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the issuance by the Issuing Bank of the Letter of Credit and shall continue in full force and effect so long as the Letter of Credit shall be unexpired or any Obligations, other than any Obligations pursuant to Sections 8.1, 8.3 or 8.15, shall be outstanding and unpaid after the termination of this Agreement. The obligation of the Applicant to reimburse the Administrative Agent and the Banks pursuant to Sections 8.1, 8.3 and 8.15 hereof and the obligations of the parties pursuant to Sections 8.20 and 8.21 hereof shall survive the payment of the Bonds and termination of this Agreement.
Section 8.9.    Modification of this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Banks and the Applicant and no amendment, modification or waiver of any provision of the Letter of Credit, and no consent to any departure by the Applicant therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Applicant in any case shall entitle the Applicant to any other or further notice or demand in the same, similar or other circumstances. Notwithstanding the foregoing, no such amendment, modification or waiver shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Stated Expiration Date, without the written consent of each Bank affected thereby, (iv) change Section 2.5(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
Section 8.10.    Waiver of Rights by the Banks. No course of dealing or failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under the Letter of Credit or this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right or privilege. The rights of the Issuing Bank under the Letter of Credit and the rights of the Administrative Agent, the Issuing Bank and the Banks under this Agreement are cumulative and not exclusive of any rights or remedies that the Administrative Agent, the Issuing Bank or the Banks would otherwise have.
Section 8.11.    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.12.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
Section 8.13.    Notices.
(a)    Any communication or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto. A communication or notice given pursuant to this Section 8.13 shall be addressed:

If to JPMorgan, to	JPMorgan Chase Bank, N.A. 10 S Dearborn St. Mail code IL1-0090 Chicago, IL 60603 Facsimile No.: (312) 732-1762 Telephone No.: (312) 732-1754 Attention: John E. Zur E-mail: john.e.zur@jpmorgan.com

With a copy to the	JPMorgan Chase Bank, N.A.

Administrative Agent:	10 S Dearborn St. Mail code IL1-0874 Chicago, IL 60603 Telephone No.: (312) 325-3150 Facsimile No.: (312) 325-3238 Attention: Lisa Tverdek E-mail: lisa.tverdek@jpmorgan.com

With a copy to the Issuing	JPMorgan Chase Bank, N.A.

Bank, Standby Letter of	131 South Dearborn

Credit Unit:	5th Floor, Mail Code IL1-0236
Standby Letter of Credit Unit
Chicago, IL 60603-5506
Facsimile No.: (312) 954-6163
Telephone No.: (800) 634-1969, Option 1
Attention:    Standby Service Unit

If to the Applicant, to	South Jersey Industries, Inc. One South Jersey Plaza Folsom, NJ 08037
Facsimile No.: (609) 561-8225
Telephone No.: (609) 561-9000 X4260
Attention:    Stephen H. Clark
E-mail: sclark@sjindustries.com

If to the Trustee, to	TD Bank, National Association 1006 Astoria Blvd Cherry Hill, NJ 08034 Phone: 856/685-5107 Fax: 856/685-5267
Attention:    David C. Leondi, Vice President
If to any other Bank, to its address or facsimile number set forth on Schedule III hereto.
(b)    Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by telecopy.
(c)    Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures mutually agreed upon by the Administrative Agent and the Applicant. The Administrative Agent or the Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 8.14.    Successors and Assigns. Whenever in this Agreement any Bank is referred to, such reference shall be deemed to include the successors and assigns of such Bank and all covenants, promises and agreements by or on behalf of the Applicant which are contained in this Agreement shall inure to the benefit of such successors and assigns. The rights and duties of the Applicant hereunder, however, may not be assigned or transferred, except as specifically provided in this Agreement or with the prior written consent of the Administrative Agent and each Bank, and all obligations of the Applicant hereunder shall continue in full force and effect notwithstanding any assignment by the Applicant of any of its rights or obligations under any of the Related Documents or any entering into, or consent by the Applicant to, any supplement or amendment to any of the Related Documents.
Section 8.15.    Taxes and Expenses.
(a)    Withholding of Taxes; Gross-Up. (a) Each payment by the Applicant under this Agreement or any Related Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Applicant shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding had been made.
(b)    Payment of Other Taxes by the Applicant. The Applicant shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Applicant to a Governmental Authority, the Applicant shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Applicant. The Applicant shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement and the Related Documents (including amounts payable under this Section 8.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 8.15(d) shall be paid within ten (10) days after the Recipient delivers to the Applicant a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Bank making a claim under this Section 8.15(d) on behalf of any of its beneficial owners, an indemnity payment under this Section 8.15(d) shall be due only to the extent that such Bank is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Applicant has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Applicant to do so) and the Applicant for any Excluded Taxes, in each case attributable to such Bank that are paid or payable by the Administrative Agent or the Applicant (as applicable) in connection with this Agreement or any Related Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 8.15(e) shall be paid within ten (10) days after the Administrative Agent or the Applicant (as applicable) delivers to the applicable Bank a certificate stating the amount of Taxes or Excluded Taxes so paid or payable by the Administrative Agent or the Applicant (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Banks. (i) Any Bank that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any Related Document shall deliver to the Applicant and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Applicant or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Applicant or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Bank, if requested by the Applicant or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Applicant or the Administrative Agent as will enable the Applicant or the Administrative Agent to determine whether or not such Bank is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.15(f)(ii)(1) through (5) below) shall not be required if in the Bank’s judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Bank. Upon the reasonable request of such Applicant or the Administrative Agent, any Bank shall update any form or certification previously delivered pursuant to this Section 8.15(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Bank, such Bank shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify such Applicant and the

Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if the Applicant is a U.S. Person, any Bank with respect to such Applicant shall, if it is legally eligible to do so, deliver to such Applicant and the Administrative Agent (in such number of copies reasonably requested by such Applicant and the Administrative Agent) on or prior to the date on which such Bank becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(1)    in the case of a Bank that is a U.S. Person, IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;
(2)    in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(3)    in the case of a Non-U.S. Bank for whom payments under this Agreement or any Related Document constitute income that is effectively connected with such Bank’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(4)    in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (x) IRS Form W-8BEN and (y) a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable (a “U.S. Tax Certificate”) to the effect that such Bank is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(5)    in the case of a Non-U.S. Bank that is not the beneficial owner of payments made under this Agreement or any Related Document (including a partnership or a participating Bank) (x) an IRS Form W-8IMY on behalf of itself and (y) the relevant forms prescribed in clauses (1), (2), (3), (4) and (5) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Bank; provided, however, that if the Bank is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Bank may provide a U.S. Tax Certificate on behalf of such partners; or
(6)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Applicant or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Bank under this Agreement or any Related Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.15(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.15 (including additional amounts paid pursuant to this Section 8.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by the Applicant under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 8.15(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 8.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

Section 8.16.    Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
Section 8.17.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all taken together to constitute one instrument.
Section 8.18.    Entire Agreement. This Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 8.19.    Government Regulations.
(a)    Applicant shall (i) ensure that (1) no Person who owns a controlling interest in or otherwise controls the Applicant and (2) no Subsidiary of the Applicant, in each case, is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, that prohibits or limits the Banks from making any advance or extension of credit to Applicant or from otherwise conducting business with Applicant and (ii) ensure that the Bond proceeds shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, Applicant shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended. Applicant agrees to provide documentary and other evidence of Applicant's identity as may be requested by any Bank at any time to enable such Bank to verify Applicant's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
(b)    Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Related Documents or the transactions contemplated hereby or thereby. The Applicant irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Related Document or the transactions contemplated thereby.
Section 8.20.    Confidentiality. The Administrative Agent and each Bank agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Applicant or any Subsidiary in connection with this Agreement and neither the Administrative Agent, any Bank nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Bank, or (b) was or becomes available on a non-confidential basis from a source other than the Applicant, provided that such source is not bound by a confidentiality agreement with the Applicant known to the Administrative Agent or affected Bank; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for the Administrative Agent or any Bank; (iii) to bank examiners, auditors or accountants; (iv) to the Administrative Agent or any other Bank; (v) by the Administrative Agent or any Bank to an Affiliate thereof who is bound by this Section 8.21; provided that any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of the Related Documents or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first enters into a confidentiality agreement with the respective Bank. Each Bank and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Applicant of any request for disclosure of any such non-public information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of your financial condition by such Governmental Authority) or (y) pursuant to legal process.
Section 8.21.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Related Document or any syndication of the credit facility provided hereunder), the Applicant acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Applicant and its Affiliates, on the one hand, and the Administrative Agent and its Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Related Documents; (ii) (A) the Administrative Agent and the Applicant each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent or the Applicant has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Related Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Applicant and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Applicant or its Affiliates. To the fullest extent permitted by law, the Administrative Agent and the Applicant hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Administrative Agent and the Banks acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.
JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Bank
By: /s/ John E. Zur III
Title: Authorized Officer

Commitment	JPMORGAN CHASE BANK, N.A., as a Bank
$20,295,891
By: /s/ John E. Zur III
Title: Authorized Officer

SOUTH JERSEY INDUSTRIES, INC., as Applicant
By: /s/ Stephen H. Clark
Title: Treasurer

SCHEDULE I
EXISTING LIENS

NONE

SCHEDULE II
OWNERSHIP

Entity Name	Owner	Ownership Interest	Classification of Interest
South Jersey Industries, Inc.	Public	100%	Common Equity

South Jersey Gas Company	SJI	100%	Common Equity

South Jersey Energy Solutions LLC (SJES)	SJI	100%	Membership Interest

Marina Energy LLC	SJES	100%	Membership Interest

South Jersey Resources Group LLC	SJES	100%	Membership Interest

South Jersey Energy Company	SJES	100%	Common Equity

South Jersey Energy Service Plus LLC	SJES	100%	Membership Interest

South Jersey Exploration LLC	SJES	100%	Membership Interest

SCHEDULE III
BANK NOTICE ADDRESSES
JPMorgan Chase Bank, N.A.
10 S Dearborn St.
Mail code IL1-0090
Chicago, IL  60603
Facsimile No.:  (312) 732-1762
Telephone No.: (312) 732-1754
Attention: John E. Zur
E-mail: john.e.zur@jpmorgan.com

EXHIBIT A
FORM OF LETTER OF CREDIT

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate (“Certificate”) is delivered to you by South Jersey Industries, Inc., a New Jersey corporation (the “Applicant”), under [Section 3.1(v) and][Section 5.3(a)/(b)] of the Reimbursement Agreement, dated as of March 15, 2012, 2012, by and among South Jersey Industries, Inc. (the “Applicant”), the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), pertaining to the Thermal Energy Facilities Revenue Bonds (Marina Energy LLC - 2001 Project) Series A (the “Agreement”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.
The undersigned officer of the Applicant, hereby certifies as of the date hereof that he/she is the _______________ of the Applicant, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on behalf of the Applicant, and that:
[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 5.3(a) of the Agreement.]
1.    Attached as Schedule 1 hereto are true and correct copies of [the Applicant’s appropriately completed Form 10-Q] [(a) the consolidated and consolidating balance sheet of the Applicant and its Consolidated Subsidiaries as at the end of the fiscal quarter ended _________, ___, and (b) the consolidated and consolidating statements of income, retained earnings and cash flows of the Applicant and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter,] and such statement[s] fairly present the financial condition of the Applicant and its Consolidated Subsidiaries as at such date and the results of operations of the Applicant and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with Agreement Accounting Principles consistently applied.
-or-
[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 5.3(b) of the Agreement.]
1.    Attached as Schedule 1 hereto are true and correct copies of (a) [the Applicant’s appropriately completed Form 10-K] [the annual report for such fiscal year ending ________, ___, for the Applicant and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such fiscal year], and (b) certification by, and accompanied by an unqualified opinion of, independent public accountants, and such statement[s] fairly present the financial condition of the Applicant and its Consolidated Subsidiaries as at such date and the results of operations of the Applicant and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with Agreement Accounting Principles consistently applied.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and the other Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Applicant and its Subsidiaries during the accounting period covered by the attached financial statements.
[select one:]
[3.    To the best of the undersigned’s knowledge, as of the date hereof, no Potential Default or Event of Default has occurred and is continuing.]
-or-
[3.    The following covenants or conditions have not been performed or observed and the following is a list of each such Potential Default or Event of Default and its nature and status:]
4.    The following financial covenant analysis as described in Section 5.4 of the Agreement, and other information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the Applicant has caused this Compliance Certificate to be executed and delivered and the certification and warranties contained herein to be made by its duly authorized officer this _______ day of _________________________, 20___.

SOUTH JERSEY INDUSTRIES, INC. By:___________________________________ Name:_________________________________ Title:__________________________________

SCHEDULE 1

Leverage Calculation Pursuant to Section 5.4
As of [Date]

Actual
Indebtedness of Applicant and its Subsidiaries

(A) indebtedness for borrowed money:	$____________
(B) obligations evidenced by bonds, debentures, notes or other similar instruments:	$____________
(C) obligations to pay the deferred purchase price of property or services:	$____________
(D) obligations as lessee under leases which shall have been or should be, in accordance with Agreement Accounting Principles, recorded as capital leases:	$____________
(E) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities:	$____________
(F) obligations under Hedging Obligations:	$____________
(G) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit:	$____________
(H) indebtedness of the type referred to in clauses
(A) through (F) above secured by (or for which
the holder of such indebtedness has an existing right,
contingent or otherwise, to be secured by) any lien
or encumbrance on, or security interest in, property
(including, without limitation, accounts and
contract rights) owned by such Person, even though
such Person has not assumed or become
liable for the payment of such indebtedness:
$____________
(I) obligations under direct or indirect guaranties
in respect of, and obligations (contingent or
otherwise) to purchase or otherwise acquire, or
otherwise to assure a creditor against loss in respect
of, indebtedness or obligations of others of the kinds
referred to in clauses (A) through (H) above,
inclusive:
$____________
Actual
(J) Sum of (A) through (I), inclusive:	$____________

Consolidated Total Capitalization of Applicant and its Subsidiaries
(K) Total Indebtedness of Applicant and Subsidiaries from line (J) above:	$____________
(L) Capital Stock (excluding treasury stock and capital stock subscribed for an unissued)	$____________
(M) surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus)	$____________
(N) Sum of (K) through (M), inclusive:	$____________

Consolidated Indebtedness to Consolidated Total Capitalization
Ratio of (J) to (N):	_____________
Must not be more than:	0.65
Compliant: ____Yes_____No

EXHIBIT C-1
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Reimbursement Agreement, dated as of March 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among South Jersey Industries, Inc. (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 8.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the payments made under the Reimbursement Agreement or any Related Document in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicant with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-2
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of March 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among South Jersey Industries, Inc. (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 8.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the payments made under the Reimbursement Agreement or any Related Document in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such payments, (iii) with respect to the extension of credit pursuant to the Reimbursement Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicant with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-3
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of March 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among South Jersey Industries, Inc. (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 8.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-4
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of March 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among South Jersey Industries, Inc. (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 8.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
[FORM OF PLEDGE AGREEMENT]